Exhibit 16.1
PricewaterhouseCoopers LLP
1300 SW Fifth Avenue
Suite 3100
Portland, OR 97201
Telephone: (971) 544-4000
Fax: (971) 544-4100
January 4, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by TRM Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of TRM Corporation dated December 29, 2006. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of any material weaknesses or any related remediation efforts.
Very truly yours,
/s/ PricewaterhouseCoopers LLP